EXHIBIT 99.2

Press Release announcing an agreement dated
  November 8, 1996, between Ball Corporation and Lam Soon (Hong Kong) Limited to acquire
  Lam Soon's controlling interest in
  M.C. Packaging (Hong Kong) Limited





FTB PACKAGING LIMITED
(incorporated in Hong Kong with limited liability)

M.C. PACKAGING (HONG KONG) LIMITED
(incorporated in Hong Kong with limited liability)

LAM SOON (HONG KONG) LIMITED
(incorporated in Hong Kong with limited liability)


                               JOINT ANNOUNCEMENT
        CONDITIONAL ACQUISITION BY FTB PACKAGING LIMITED (the "Offeror")
                            OF A CONTROLLING INTEREST
              IN M.C. PACKAGING (HONG KONG) LIMITED (the "Company")

                                       and

                             POSSIBLE CASH OFFER BY
                          LEHMAN BROTHERS ASIA LIMITED
                            ON BEHALF OF THE OFFEROR
      FOR ALL OF THE ISSUED SHARES IN THE COMPANY (OTHER THAN THOSE ALREADY
   AGREED TO BE ACQUIRED BY THE OFFEROR AND PARTIES ACTING IN CONCERT WITH IT)

The respective boards of directors of the Offeror, the Company, and Lam Soon (Hong Kong) Limited (the "Vendor") announce that on November 7, 1996, a conditional sale and purchase agreement (the "Share Sale Agreement") was entered into by the Offeror and the Vendor pursuant to which the Vendor agreed to sell and the Offeror agreed to purchase (i) 5,805 shares of HK$1 each in the capital of Fung Shun Investment Company Limited ("Fung Shun"), representing approximately 58.05% of the issued share capital of Fung Shun (the "Fung Shun Shares"), and (ii) 6,503,766 shares of HK$0.20 each in the capital of the Company, representing approximately 0.97% of the issued share capital of the Company (the "M.C.P. Shares"). Fung Shun owns 336,000,000 shares of HK$0.20 each in the capital of the Company (representing approximately 50.23% of the issued share capital of the Company). Such 336,000,000 shares in the Company are the sole assets of Fung Shun. Fung Shun's outstanding liability is under HK$100,000.

As at the date hereof, the shareholding structure of the Company is as follows:

--------------------------------------------------------------
(narrative description of chart included in the press release)

The Vendor  (listed  company)  owns 58.05% of Fung Shun and 0.97% of The Company
  (listed company)

Ng Fung Hong (Holdings) Ltd. owns 41.95% of Fung Shun and 4.42% of
  The Company (listed company)

Fung Shun owns 50.23% of The Company (listed company)

Others including the public own 44.38% of The Company (listed company)
--------------------------------------------------------------

After completion of the Share Sale Agreement ("Completion") in accordance with its terms, the Offeror will control, directly and indirectly through Fung Shun, approximately 51.20% of the voting rights of the Company, as detailed below.

                      SHAREHOLDING STRUCTURE OF THE COMPANY
                        IMMEDIATELY FOLLOWING COMPLETION

--------------------------------------------------------------
(narrative description of chart included in the press release)

The Offeror owns 58.05% of Fung Shun and 0.97% of
  The Company (listed company)

Ng Fung Hong (Holdings) Ltd. owns 41.95% of Fung Shun and 4.42% of
  The Company (listed company)

Fung Shun owns 50.23% of The Company (listed company)

Others including the public own 44.38% of The Company (listed company)
--------------------------------------------------------------

CONDITIONS OF THE SHARE SALE AGREEMENT

Completion of the Share Sale Agreement is conditional on the satisfaction of the following conditions:

(A) If The Stock Exchange of Hong Kong Limited (the "Stock Exchange") so requires, the shareholders of the Vendor (other than persons precluded from voting in accordance with The Rules Governing the Listing of Securities on the Stock Exchange (the "Listing Rules") or otherwise by the Stock Exchange) having approved the transaction contemplated by the Share Sale Agreement at an extraordinary general meeting to be convened, as soon as reasonably practicable and in any event no later than December 22, 1996 (details of which will be set out in a separate announcement issued by the board of the Vendor today); and

(B) a waiver or rejection having been received by the Vendor from Ng Fung Hong (Holdings) Limited ("NFH"), in terms reasonably satisfactory to the Offeror in relation to NFH's right of first refusal to purchase the Fung Shun Shares pursuant to the articles of association of Fung Shun, or the period of 60 days having elapsed since receipt by NFH of a written offer to sell the Fung Shun Shares pursuant to the articles of association of Fung Shun, which written offer was sent to NFH today forthwith after the execution of the Share Sale Agreement, without NFH having accepted such offer.

If the conditions set out above are not satisfied on or before January 31, 1997, either the Vendor or the Offeror shall have the right upon five business days written notice to all other parties to the Share Sale Agreement to terminate it.

The Fung Shun Shares and the M.C.P. Shares (collectively, the "Sale Shares") are to be acquired free from all liens, charges, encumbrances, equities and third party rights, together with all rights attaching thereto, provided that the Company may pay the interim dividend already declared by the Company which will be paid in November 1996, and Fung Shun may then declare and pay pro-rata dividends.

The total consideration for the Sale Shares is HK$564,344,944.80 representing an offer price of HK$2.80 per M.C.P. Share in respect of 6,503,766 M.C.P. Shares directly held by the Vendor and HK$94,080.00 per Fung Shun Share in respect of 5,805 Fung Shun Shares held by the Vendor.

Pursuant to the Share Sale Agreement, an amount equivalent to 10 percent of the consideration for the Sale Shares (the "Retained Consideration") is to be retained by the Offeror and will be subject to deductions in the event that the Company or any of its subsidiaries is found to have any obsolete or unsaleable stock as at Completion or in the event that certain accounts receivable existing as at the date of Completion cannot be collected during the period of six to nine months following Completion. The balance (if any) of the Retained Consideration will be paid to the Vendor not later than one year after Completion.

POSSIBLE CASH OFFER

In accordance with the requirements under the Hong Kong Code on Takeovers and Mergers (the "Takeovers Code"), a possible cash offer (the "Offer"), subject to Completion of the Share Sale Agreement, will be made by Lehman Brothers Asia Limited on behalf of the Offeror, for all the shares in the Company (the "Shares") (other than those agreed to be acquired, directly or indirectly, by the Offeror and parties acting in concert with the Offeror during the Offer period) ("Offer Shares"), on the following basis:--

For each Offer Share       HK$2.80 in cash

The Offer values the whole of the issued share capital of the Company of 668,860,000 Shares at approximately HK$1,872,808,000. The Offer price of HK$2.80 per Offer Share is the result of arm's length negotiations between the Offeror and the Vendor. Such price represents a premium of approximately 8.7% to the closing market price of the Shares, HK$2.575, quoted on the Stock Exchange on November 6, 1996. The Company does not have any outstanding warrants or convertible securities. The Offer will not be extended to the options under the Company's share option scheme as such options are not transferable.

All the Offer Shares will be acquired free from all claims, liens, charges, equities and encumbrances and third party rights of any kind and together with all rights attaching thereto after Completion.

Apart from (i) Mr. Lo Foo Cheung ("Mr. Lo"), managing director of the Offeror who owns 500 Shares and (ii) Mr. Mak Yue Kay ("Mr. Mak"), a director of the Offeror who owns 20,000 Shares, neither the Offeror nor any person acting in concert with the Offeror presently owns any Shares or has dealt therein in the six months preceding the date of this announcement. Mr. Lo acquired his 500 Shares in 1992 pursuant to a share exchange at the time of listing of the Company on the Stock Exchange. Mr. Mak acquired his 20,0000 Shares in 1992 as part of such listing of the Company at a price of HK$1.614 per Share.

The obligations of the Offeror to make the Offer will not arise unless and until completion occurs, which is conditional upon the satisfaction of the conditions described above, namely the shareholders of the Vendor having approved the transaction contemplated by the Share Sale Agreement no later than December 22, 1996, and a waiver or rejection having been received by the Vendor from NFH in relation to NFH's right of first refusal to purchase the Fung Shun Shares. The Offeror also has the right to rescind the Share Sale Agreement in the event of a material breach of the warranties contained in the Share Sale Agreement
("Warranties") prior to Completion. In the event of it being found prior to Completion that any of the Warranties are untrue, misleading or incorrect in any material respect or in the event of any matter or thing arising or becoming known or being notified to the Offeror which is inconsistent in any material respect with any of the Warranties or any other provision of the Share Sale Agreement the Offeror shall not be bound to complete the purchase of the Sale Shares and the Offeror may by notice to the Vendor rescind the Share Sale Agreement. Under the Share Sale Agreement, "material" shall be interpreted to mean any fact or occurrence of such significance or importance as would, if known to a reasonable purchaser in the position of the Offeror and in the circumstances of the transaction contemplated under the Share Sale Agreement, deter him from proceeding to Completion in accordance with its terms.

Ad valorem stamp duty arising in connection with acceptances of the Offer will be payable by those shareholders of the Company who accept the Offer and will be deducted from the consideration payable on acceptance of the Offer.

Lehman Brothers Asia Limited is satisfied that sufficient financial resources are available to the Offeror to enable it to satisfy acceptance of the Offer in full.

The Company intends to apply to the Securities and Futures Commission for its consent for the offer document to be posted to shareholders of the Company within seven days of fulfillment or waiver of the last of the conditions of the Share Sale Agreement in accordance with Rule 8.2 of the Takeovers Code.

INFORMATION REGARDING THE OFFEROR

The Offeror is a company incorporated in Hong Kong and is owned approximately 96 percent by Ball Corporation, a company incorporated under the laws of the State of Indiana, U.S.A. and listed on the New York Stock Exchange, the Pacific Stock Exchange, and the Midwest Stock Exchange. The balance of the issued capital in the Offeror is beneficially owned by the management of the Offeror. The principal activities of the Offeror are mainly the manufacture of two-piece metal beverage cans. The principal activities of Ball Corporation are the manufacture of two-piece metal beverage cans and other rigid metal and plastic packaging for foods and beverages, and the provision of aerospace and other technology products and services to government and commercial customers. No one shareholder or group of shareholders controls Ball Corporation.

The major executive directors of the Offeror are Mr. Lo, Chairman and Chief Executive Officer, and Mr. Mak, Vice President Operations. The major executive directors of Ball Corporation include Mr. George A. Sissel, Chairman of the Board, President and Chief Executive Officer; Mr. R. David Hoover, Executive Vice President, Treasurer and Chief Financial Officer; and Mr. David B. Sheldon, Executive Vice President, Packaging Operations. Mr. Sissel and Mr. Hoover also serve on the board of directors of Ball Corporation. Mr. Hoover and Mr. Sheldon also serve on the board of directors of the Offeror.

The  Offeror  is  a  private  Hong  Kong   company   with  paid-up   capital  of
HK$480,000,000 divided into 480,000,000 shares of HK$1 each. Ball Corporation reported annual sales of US$2,591.7 million for 1995 and total assets of US$1,612.5 million as of December 31, 1995.

Several synergies could result from the ownership by the Offeror of the Company including technology and technical management infusion, economies of scale in the purchasing of raw materials and administrative efficiencies. As far as Ball Corporation and/or the Offeror are concerned, they can distinguish themselves in terms of customers and market segments with respect to the products produced by the Company. Ball Corporation and the Offeror recognize that there is a possible conflict of interest in the business of the Company and that of the Offeror.

The Offeror will undertake to ensure that the business of the Company does not compete with the business of the Offeror by rationalizing their respective business operations and customer bases. The directors of the Offeror also undertake to ensure that the issue on conflict of interest will be resolved.

INFORMATION REGARDING THE COMPANY

The principal activities of the Company are the manufacture and sale of two-piece aluminum cans, three-piece tin containers, plastic bottles, and closures. It is also engaged in the provision of metal plate printing and coating services as well as the trading of packaging products and related equipment. According to the Company's interim report for the six months ended June 30, 1996, the consolidated turnover of the Company for such period was HK$840,642,000 and profit attributable to shareholders was HK$30,275,000.

The Offeror shall be entitled upon Completion to appoint new directors to the Company to replace the directors of the Company nominated by the Vendor.

It is the Offeror's present intention that the Company shall carry on its existing business after Completion. There is currently no plan for any injection or disposal of any assets.

LISTING OF THE COMPANY

It is the intention of the Offeror to maintain the listing of the shares of the Company (the "Shares" on the Stock Exchange. Accordingly, in the event that following the close of the Offer less than 25 percent of the Company's issued share capital is held by the public, the Offeror will undertake to take appropriate steps to ensure that not less than 25 percent of the Shares will be so held.

The Stock Exchange has stated that, in the event that less than 25 percent of the Shares is in public hands following the close of the Offer, it will closely monitor the trading in the Shares. If the Stock Exchange believes that a false market exists or may exist in the Shares, or that there are insufficient shares in public hands to maintain an orderly market, then it will give consideration to exercising its discretion to suspend dealings in the Shares.

The Stock Exchange has also stated that, if the Shares continue to be listed on the Stock Exchange, any acquisitions or disposals by the Company will be subject to the provisions of the Listing Rules. Pursuant to the Listing Rules, the Stock Exchange has the discretion to require the Company to issue a circular to the shareholders where any acquisition or disposal by the Company is proposed, irrespective of the size of each acquisition or disposal and in particular where such acquisition or disposal represents a departure from the principal activities of the Company. The Stock Exchange also has the power, pursuant to the Listing Rules, to aggregate a series of acquisitions or disposals by the Company and any such acquisitions or disposals may, in any event, result in the Company being treated as a new applicant for listing and subject to the requirements for new applicants as set out in the Listing Rules.

An independent financial adviser will be appointed to advise an independent committee of the board of the Company and to advise the minority shareholders of the Company in relation to the Offer in due course.

Trading of the Shares was suspended at 10:00 a.m. on November 7, 1996, and will be resumed at 10:00 a.m. on November 8, 1996.

Shareholders and other investors who are contemplating dealing in the securities of the Company are advised to exercise extreme caution.

By order of the Board
FTB Packaging Limited
Lo Foo Cheung
Chairman and Chief Executive Officer

By order of the Board
M.C. Packaging (Hong Kong) Limited
Mo Hin Wai
Company Secretary

By order of the Board
Lam Soon (Hong Kong) Limited
Ho King Cheung
Company Secretary

Hong Kong, November 7, 1996